Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES FOURTH QUARTER 2007 DISTRIBUTION

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee
NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, February 4, 2008 - Santa Fe Energy Trust (NYSE Symbol-SFF) announced the Trust income distribution for the operating quarter ended December 31, 2007. Unitholders of record on February 15, 2008, will receive a distribution amounting to $4,311,544 or $0.68437 per unit payable February 29, 2008.

As previously announced by the Trust, the Trustee has been informed by Devon Energy Corporation that Devon has overpaid the Trust during 2006 and prior years for its net profits royalties. Devon has estimated the amount of the overpayment to be $10.6 million. This distribution includes a recoupment of past overpayments by Devon of $1,532,702.

Trust administrative expenses paid during the quarter were approximately $400,000. In addition, the Trustee has reserved approximately $500,000 from the upcoming distribution for Trust related expenses anticipated to be incurred in the first quarter of 2008.

This distribution includes approximately $4.9 million attributable to the Wasson ODC unit, but does not include any other amounts payable on the Trust’s net profits interests, as Devon has reduced the distribution as described above.

Price and Volume Statistics for the Quarter Were:

	Volumes		Prices
	Oil	Gas	Oil	Gas
	(BBLS)	(MCF)	($/BBL)	($/MCF)
Wasson ODC Unit	60,200	—	85.45	—

Net Profits Royalties	26,770	239,355	61.03	5.16

As previously announced, the Trust sold its assets on December 18, 2007, and the Trust will be liquidated on February 15, 2008.  The Trustee intends to issue a press release with details regarding the final distribution in the near future.

The foregoing information, other than the information regarding Trust administrative costs and the amount held in reserve for anticipated expenses, has been furnished to the Trustee by Devon or calculated by the Trustee based on information furnished by Devon.

Contact:	Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422